Exhibit 99.3

Letter to Brokers

POPULAR, INC.

Offer to Exchange

Common stock for any and all of the issued and outstanding

6.375% Non-cumulative Monthly Income Preferred Stock, Series A of

Popular, Inc. (“Series A Preferred Stock”) and

(CUSIP: 733174304), and

8.25% Non-cumulative Monthly Income Preferred Stock, Series B of

Popular, Inc. (“Series B Preferred Stock”)

(CUSIP: 733174403)

and

any and all of the issued and outstanding (subject to proration as described below)

8.327% Trust Preferred Securities of BanPonce Trust I (the “8.327% Trust Preferred Securities”)

(CUSIP: 066915AA7),

6.564% Trust Preferred Securities of Popular North America Capital Trust I (the “6.564% Trust Preferred

Securities”) (CUSIP: 733186AA8),

6.70% Cumulative Monthly Income Trust Preferred Securities of Popular Capital Trust I (the “6.70% Trust

Preferred Securities”) (CUSIP: 73317W203), and

6.125% Cumulative Monthly Income Trust Preferred Securities of Popular Capital Trust II (the “6.125%

Trust Preferred Securities”) (CUSIP: 73317H206)

The exchange offer will expire at 11:59 P.M. New York City time, on July 28, 2009, unless Popular, Inc. extends the exchange offer or terminates it early. Tendered shares of Preferred Stock or Trust Preferred Securities may be withdrawn at any time prior to the expiration date (such date and time, as it may be extended, the “expiration date”).

June 29, 2009

To: Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

Popular, Inc. (“we” or the “Company”) is offering, upon and subject to the terms and conditions set forth in the prospectus, dated June 29, 2009 (the “Prospectus”), the Consent Solicitation Statement, dated June 29, 2009, and the accompanying letters of transmittal, to holders of its outstanding shares of Series A Preferred Stock and our outstanding shares of Series B Preferred Stock (collectively with the Series A Preferred Stock, the “Preferred Stock”) (the “Preferred Stock Exchange Offer”), and any and all of the issued and outstanding (subject to proration as described below) 8.327% Trust Preferred Securities, 6.564% Trust Preferred Securities, 6.70% Trust Preferred Securities and 6.125% Trust Preferred Securities (collectively, with the 8.327% Trust Preferred Securities, 6.564% Trust Preferred Securities and the 6.70% Trust Preferred Securities, the “Trust Preferred Securities”) (the “Trust Preferred Securities Exchange Offer”), in each case for shares of our common stock, par value $0.01 per share (“Common Stock”). We refer to the Preferred Stock Exchange Offer and the Trust Preferred Securities Exchange Offer together as the “Exchange Offer.” All capitalized terms used herein and not defined herein have the meaning ascribed to them in the Prospectus.

In addition to the Exchange Offer, the Company is seeking the consent of holders of shares of Series A Preferred Stock and its Series B Preferred Stock, each acting as a separate class (the “Preferred Stock Consent”), to issue to the U.S. Treasury, as the holder of our shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), shares of preferred stock that will be senior (the “Senior Preferred Stock”) to the shares of Preferred Stock, either in exchange for shares of the Series C Preferred Stock, by redesignating the Series C Preferred Stock as Senior Preferred Stock, or in another transaction in which the shares of Series C Preferred Stock are cancelled and new shares of Senior Preferred Stock are issued

(collectively, the “Series C Preferred Stock Exchange”). In order for shares of Preferred Stock to be validly tendered, the Company is requiring holders of shares of Preferred Stock that participate in the Preferred Stock Exchange Offer to grant their consent to such modifications or, if they did not hold their shares of Preferred Stock on June 26, 2009 (the “Preferred Stock Record Date”), to provide a Tender Certification to that effect. See “The Exchange Offer—Purpose and Background of the Transactions—Preferred Stock Consent” in the Prospectus.

Upon the terms and subject to the conditions described in the Prospectus and the accompanying letters of transmittal, we will issue no more than 390,000,000 shares of our Common Stock in the Exchange Offer. If the aggregate liquidation preference of all shares of Preferred Stock and the aggregate liquidation amount of all Trust Preferred Securities tendered in the Exchange Offer would result in the issuance, upon consummation of the Exchange Offer, of a number of shares of our Common Stock in excess of 390,000,000 shares, we will accept for tender only that number of Trust Preferred Securities of each series in accordance with the Acceptance Priority Levels set forth in the Prospectus that will ensure that not more than 390,000,000 shares of our Common Stock are issued in the Exchange Offer. Even if all shares of Preferred Stock and all Trust Preferred Securities with Acceptance Priority Level 1 (the 8.327% Trust Preferred Securities and the 6.564% Trust Preferred Securities) are tendered for exchange, all Trust Preferred Securities with Acceptance Priority Level 1 that are validly tendered will be accepted for exchange, without prorationing. However, we may have to reduce (on a prorated basis) the number of Trust Preferred Securities of Acceptance Priority Level 2 (the 6.70% Trust Preferred Securities and the 6.125% Trust Preferred Securities) that we accept in the Exchange Offer to remain within this limit. We will not reduce the number of shares of Preferred Stock that we accept in this Exchange Offer. Depending on the number of shares of Preferred Stock and Trust Preferred Securities tendered in the Exchange Offer and the exchange ratio determined as described in the Prospectus, we may have to prorate the 6.70% Trust Preferred Securities and the 6.125% Trust Preferred Securities to remain within this limit.

We are requesting that you contact your clients for whom you hold shares of Preferred Stock or Trust Preferred Securities regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold shares of Preferred Stock or Trust Preferred Securities registered in your name or in the name of your nominee, or who hold shares of Preferred Stock or Trust Preferred Securities registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The letters of transmittal for your use and for the information of your clients and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3.	The Consent Solicitation Statement;

4.	A form of letter which may be sent to your clients for whose account you hold Preferred Stock or Trust Preferred Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer and the Preferred Stock Consent; and

5.	Return envelopes addressed to Global Bankholder Services Corporation, the Exchange Agent for shares of Preferred Stock tendered that are not in certificated form, and Banco Popular de Puerto Rico, the Exchange Agent for shares of Preferred Stock tendered in certificated form.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders not received by the applicable Exchange Agent on or prior to the expiration date will be disregarded and have no effect.

The Depository Trust Company (“DTC”) participants must electronically transmit their acceptance of an Exchange Offer by causing DTC to transfer their shares of Preferred Stock or Trust Preferred Securities to the

Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. Through DTC’s ATOP procedures, banks, brokers, custodians or other nominees must deliver to the Exchange Agent an electronic message that contains:

•

for tenders of shares of Preferred Stock, your client’s Consent to approve the Preferred Stock Consent described above, or if your client did not hold such shares of Preferred Stock as of the Preferred Stock Record Date, a Tender Certification to that effect;

•	your client’s acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

•	a timely confirmation of book-entry transfer of your client’s shares of Preferred Stock or Trust Preferred Securities into the Exchange Agent’s account.

DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering shares of Preferred Stock or Trust Preferred Securities that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Exchange Offer, as set forth in the Prospectus and the accompanying letter of transmittal and that the Company may enforce such agreement against such participant.

In all cases, exchange of shares of Preferred Stock or Trust Preferred Securities accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent or confirmation of book-entry transfer of such shares of Preferred Stock or Trust Preferred Securities (the “Book-Entry Confirmation”), a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

We will only make payments to brokers, dealers, commercial banks, trust companies and other nominees or other persons for soliciting acceptances of the exchange offer as specified in the Prospectus. With respect to any tender of a series of shares of Preferred Stock or the 6.70% Trust Preferred Securities and the 6.125% Trust Preferred Securities, we will pay the relevant soliciting dealer a fee of 0.50% of the liquidation amount accepted for exchange. In order to be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form must be received by the applicable Exchange Agent prior to the expiration date. Additional details are provided in the Prospectus.

We will upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus, Consent Solicitation Statement and the related documents to the beneficial owners of Preferred Stock or Trust Preferred Securities held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of Preferred Stock or Trust Preferred Securities in the exchange offer, except as set forth in the letters of transmittal.

Any requests for additional copies of the enclosed materials should be directed to Global Bondholder Services Corporation, the Information Agent for the exchange offer, at its address and telephone number set forth on the front of the letters of transmittal. Holders may also contact UBS Investment Bank and Popular Securities, Inc., the lead dealer managers, or Citibank Global Markets Inc. as co-lead dealer manager at the telephone numbers set forth below, or such holder’s broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the exchange offer.

The Information Agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 540-1500

The lead dealer managers for the exchange offer are:

UBS Investment Bank

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Liability Management Group

U.S. Toll-Free: (888) 719-4210

Call Collect: (203) 719-4210

Popular Securities, Inc.

Popular Center, 12th Floor

209 Muñoz Rivera Avenue

San Juan, PR 00918

Attention: Capital Markets Group

Telephone: (787) 766-6601

Fax: (787) 766-4258

The co-lead dealer manager for the exchange offer is:

Citigroup Global Markets Inc.

390 Greenwich Street, 4th Floor

New York, NY 10013

Attention: Liability Management

Very truly yours,

POPULAR, INC.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the accompanying letters of transmittal.

Enclosures

4